Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2023
(millions, except per share amounts)
Operating Revenue	$18,147

Operating Expenses	16,082

Income from operations	2,065

Earnings from equity method investees	299

Other income (expense)	362

Interest and related charges	1,378

Income from continuing operations including noncontrolling interest before income tax expense	1,348

Income tax expense	53

Net income from continuing operations including noncontrolling interest	1,295

Net income from discontinued operations including noncontrolling interest	(15)

Net income including noncontrolling interests	1,280

Noncontrolling interests	—

Net Income Attributable to Dominion Energy	$1,280

Amounts attributable to Dominion Energy
Net income from continuing operations	$1,295
Net income from discontinued operations	(15)
Net income attributable to Dominion Energy	$1,280

EPS – Basic
Net income from continuing operations	$1.46
Net income from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$1.44

EPS – Diluted
Net income from continuing operations	$1.46
Net income from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$1.44

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2023
(millions)
Operating Revenue	$9,871

Operating Expenses	7,788

Income from operations	2,083

Other income (expense)	32

Interest and related charges	675

Income before income tax expense	1,440

Income tax expense	229

Net Income	$1,211